NEWS RELEASE

Contact: Debra A. Crow Corporate Communications Manager	Date: December 16, 2011

Phone: 419-891-6483

E-mail: debra—crow@andersonsinc.com

The Andersons Names Reed to COO Post
Three New Group Presidents and a New Corporate Controller also Named

MAUMEE, OHIO, December 16, 2011 – The Andersons, Inc. (Nasdaq: ANDE) announces Harold M. Reed has been appointed to the new post of Chief Operating Officer effective
January 1, 2012.

“The appointment of a Chief Operating Officer helps ensure our organizational structure is strategically aligned to support our company’s substantial growth and achieve our future objectives of enhancing our service to customers, strengthening our position in our markets and increasing the value of our shareholders’ investment,” says CEO Mike Anderson. “This addition enhances and solidifies our business operating focus as we grow in size and complexity.”

Reed, who has been with The Andersons since 1980, has most recently served as the President of the Grain & Ethanol Group since 2001. He currently also serves as the Chairman of the National Grain & Feed Association (NGFA).

He received his undergraduate degree in accounting from Miami University, Oxford, Ohio, and earned his master’s degree in finance from The University of Toledo. In 2005 Reed completed the University of Michigan’s Executive Program.

With his new position, Reed will be responsible for the Grain, Ethanol, Plant Nutrients, Rail and Turf & Specialty groups. The Retail Group will continue to report to CEO Mike Anderson.

With Reed’s appointment, the company will also separate its Grain and Ethanol operations into individual business units, prompting the following moves:

•	Dennis J. Addis will now serve as the President of the Grain Group.

•	Neill C. McKinstray will now serve as the President of the Ethanol Group.

•	William J. Wolf will now serve as the President of the Plant Nutrients Group.

Addis, who joined The Andersons in 1971, has most recently served as the President of the Plant Nutrients Group since 2001. He currently serves on the Board of Directors and the Executive Committee of The Fertilizer Institute.

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He earned his undergraduate degree in business administration from The University of Toledo and also attended the Stanford Executive Program for Growing Companies in 2008.

McKinstray, who has been with The Andersons since 1976, has most recently served as the Vice President and General Manager of the Ethanol Division since 2005. He currently serves as the Vice-Chairman of the Renewable Fuels Association (RFA).

He earned his undergraduate degree in business administration from the University of Illinois, Urbana-Champaign, and has also participated in post-graduate seminars and executive course work at a number of universities.

Wolf, who joined The Andersons in 1994, has most recently served as the Vice President of Supply & Merchandising in the Plant Nutrients Group since 2008. He currently serves on several committees with The Fertilizer Institute.

He earned his undergraduate degree in agriculture economics from The Ohio State University, Columbus, and has taken post-graduate courses at Rockhurst College, Kansas City, Kansas, and the University of Michigan, Ann Arbor.

Additionally, Anne G. Rex has been named Vice President & Corporate Controller for The Andersons. Rex, who has been with The Andersons since 1994, has most recently served as the Assistant Corporate Controller since 2002.

She earned her undergraduate degree in business administration from Adrian College, Adrian, Mich., and completed the Advanced Executive Program with the Kellogg School of Management in 2007. She is a Certified Public Accountant and a Certified Management Accountant.

Lastly, Joseph W. Needham has been named Director, Corporate Business Development & Public Policy, reporting to Reed.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations across the United States, in Puerto Rico, and has rail equipment leasing interests in Canada and Mexico. For more information, visit The Andersons online at www.andersonsinc.com.

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